Exhibit 12

GTE SOUTH INCORPORATED

Statements of the Ratio of Earnings to Fixed Charges

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

                                                               Years Ended December 31,
                                           ---------------------------------------------------------------
                                              1999         1998         1997          1996         1995
                                           ---------    ---------    ---------     ---------   -----------
                                                                (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges      $   285.1    $   292.6    $   287.7     $   260.7   $     202.6
  Add - Income taxes                           178.2        178.5        176.5         160.5         121.9
      - Fixed charges                           75.9         75.1         62.8          55.6          64.1
                                           ---------    ---------    ---------     ---------   -----------

Adjusted earnings                          $   539.2    $   546.2    $   527.0     $   476.8   $     388.6
                                           =========    =========    =========     =========   ===========

Fixed charges:
  Interest expense                         $    69.5    $    68.5    $    56.5     $    51.9   $      58.5
  Portion of rent expense representing
    interest                                     6.4          6.6          6.3           3.7           5.6
                                           ---------    ---------    ---------     ---------   -----------

Adjusted fixed charges                     $    75.9    $    75.1    $    62.8     $    55.6   $      64.1
                                           =========    =========    =========     =========   ===========

RATIO OF EARNINGS TO FIXED
  CHARGES                                       7.10         7.27         8.39          8.57          6.06
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